Exhibit 99.1

Key Technology Announces Acquisition of Freshline Machines Pty Ltd

WALLA WALLA, WA - Key Technology, Inc. (Nasdaq: KTEC) announced today that it has acquired Freshline Machines Pty Ltd, a privately-held, Australian-based company that designs, manufactures and sells food processing systems for the fresh-cut food industry worldwide. The terms of the transaction were not disclosed.

Freshline, headquartered in Sydney, Australia, has developed a strong position in the fresh-cut market with a solid reputation for reliable and innovative equipment. The company’s product line includes their core product, high volume automatic dryers, as well as a range of processing solutions from individual machines to large-scale production lines with automated control systems. The fresh-cut industry is one of the fastest growing sectors in the processed food industry and includes pre-prepared, ready-to-eat salads and vegetables, and fresh-cut fruit products for retail and foodservice markets. As a result of increasing demand and popularity for healthy, convenient “meal solutions”, fresh-cut food service and retail sales in the US have grown approximately 17% per year since 1994 and are expected to continue to grow strongly.

“The acquisition of Freshline is an important strategic addition for Key and we are very excited about the prospects in the fresh-cut industry,” commented Kirk Morton, President and CEO of Key Technology. “Expansion into the fresh-cut industry provides clear market diversification for Key, as well as the opportunity to introduce Key’s vibratory conveying and optical inspection products to this growing market segment.”

Morton added, “We believe that the acquisition will add revenues in the range of $3.0 to $5.0 million per year in the near term and anticipate that it will be accretive to earnings in the second half of fiscal 2005. Further, we believe that Key’s world-class sales, service and engineering resources combined with Freshline’s strong market position in a growing industry, create an opportunity for significant growth potential in this sector for Key.”

About Key Technology, Inc.
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	the Company’s inability to successfully integrate Freshline and compete in the fresh-cut industry;
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to protect its intellectual property may adversely affect the Company's competitive advantage;
•
 intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

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CONTACT:	Key Technology, Inc., Walla Walla
Phyllis Best, Chief Financial Officer - 509-529-2161